Exhibit 99.1

,

PEOPLE’S UTAH BANCORP REPORTS FIRST QUARTER 2020 RESULTS

First Quarter 2020 Highlights

▪	Adopted fully new accounting guidance, CECL, with allowance for credit losses to total loans held for investment increasing 62% to 2.51% at March 31, 2020 compared with 1.55% a year ago.
▪

Maintained strong regulatory capital ratios after the adoption of CECL.  The Company’s leverage ratio was 12.74% and total risk-based capital ratio was 18.62% at March 31, 2020.  While recent regulatory guidance issued to address the COVID-19 pandemic would allow the Company to defer the effects that adopting CECL has on regulatory capital for up to 5 years, the Company has taken the full impact at March 31, 2020, which is reflected in its regulatory capital ratios.

▪

Tangible equity plus allowance for credit losses totaled $353 million, or 21.5% of total loans held for investment, at March 31, 2020, which provides overall credit protection for both expected and unexpected credit losses in its loan portfolio.

▪	Tangible book value per share increased 14% to $16.59 at March 31, 2020, even after taking the full impact of adopting CECL.
▪

Acquisition, development, and construction (“ADC”) loans to total risk-based capital declined 24% to 83% and commercial real estate loans to total risk-based capital declined 17% to 204% at March 31, 2020, as the Company actively managed lowering concentration levels.  Both loan concentration ratios are well below recommended regulatory guidance thresholds.

▪

Cash and liquid investments securities totaled $735 million, or 30% of total assets, and total deposits grew $171 million, or 8.7%, to $2.1 billion at March 31, 2020, compared with a year ago, as the Company has aggressively managed its overall liquidity position.

▪	Return on average assets was 1.80% and return on average equity was 13.05% for the three months ended March 31, 2020
▪

On average, 66% of total employees have worked from home over the past 30 days as the Company balances its responsibility as an essential business during the COVID-19 pandemic, while at the same time, focusing on the health and welfare of its employees.

▪

The Company has offered temporary relief programs on 400 businesses loans totaling $340 million and on 80 individuals loans totaling $1.0 million, to address cash flow challenges for those impacted by the COVID-19 pandemic.  Subsequent to the three months ended March 31, 2020, the Company has also taken approximately 225 applications from businesses who want to participate in the Small Business Administration Paycheck Protection Program (“SBA PPP”) for a total of approximately $65 million.  The Company expects to participate with additional funding for the SBA PPP, if passed by the Federal Government.

AMERICAN FORK, UTAH, April 22, 2020 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) reported net income of $10.8 million for the first quarter of 2020 compared with $11.7 million for the fourth quarter of 2019, and $10.5 million for the first quarter of 2019.  Diluted earnings per common share were $0.57 for the first quarter of 2020 compared with $0.61 for the fourth quarter of 2019, and $0.55 for the first quarter of 2019.

Annualized return on average assets was 1.80% for the first quarter of 2020 compared with 1.92% for the fourth quarter of 2019, and 1.95% for the first quarter of 2019. Annualized return on average equity was 13.05% for the first quarter of 2020 compared with 14.10% for the fourth quarter of 2019, and 14.38% for the first quarter of 2019.

The Board of Directors declared a quarterly dividend payment of $0.14 per common share. The dividend will be payable on May 11, 2020 to shareholders of record as of May 4, 2020. The dividend payout ratio for earnings for the first quarter of 2020 was 24.42%. This continues the over 50-year trend of paying dividends by the Company.

“As with most businesses, we have been significantly impacted by the COVID-19 pandemic.  Our focus for the past several weeks has been to ensure the safety and stability of our associates and provide relief to our business and consumer clients, who have been financially impacted by this pandemic,” said Len Williams, President and Chief Executive Officer of PUB.  “We have provided financial relief to approximately 400 business and 80 individual clients for a total of $341 million of loan modifications.  In addition, we have taken approximately 225 applications for a total of approximately $65 million from employers for the SBA Paycheck Protection Program, which we expect to have fully funded by early next week.”

Mr. Williams continued, “Over the past twenty-four months, we have communicated each quarter our efforts to fortify our balance sheet based on our perspective that we were at the end of an economic cycle and wanted to be prepared for an economic downturn.  While we certainly did not anticipate that the economic downturn would be the result of a pandemic, we believe that our balance sheet strength provides safety and security to our stakeholders as we work through the negative effects of the economic shutdown that was mandated in an attempt to mitigate the health risks associated with the COVID-19 pandemic.  We believe our balance sheet strength is reflected in our full adoption of CECL; our applying the full impact of CECL to our regulatory capital ratios at the end of the first quarter, which provides clarity of our regulatory capital position; our maintenance of primary liquidity through continued deposit growth, secondary liquidity through holding high levels of cash and liquid investments securities, and tertiary liquidity through our pledging loans and investment securities with the FHLB; and our focus to reduce loan concentrations in our ADC and commercial real estate portfolios.”

Loans and Credit Quality

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU significantly changes the accounting for credit loss measurement on loans and debt securities. For loans and debt securities, the ASU requires a current expected credit loss (“CECL”) measurement to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of the financial asset (including off-balance sheet credit exposures) using historical experience, current conditions, and reasonable and supportable forecasts. The ASU eliminates the existing guidance for Purchased Credit Impaired (“PCI”) loans but requires an allowance for purchased financial assets with more than an insignificant deterioration since origination, otherwise known as purchase credit deteriorated (“PCD”) assets. In addition, the ASU modifies the other-than-temporary impairment model for available-for-sale debt securities to require an allowance for credit impairment instead of a direct write-down, which allows for reversal of credit impairments in future periods based on an improvement in credit. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019.

On October 16, 2019, the FASB voted to delay the adoption by two years to January 2023 for private companies, not-for-profit companies, and certain small public companies that meet the definition of a smaller reporting company (“SRC”), as defined by the Securities and Exchange Commission (“SEC”). To meet the requirements of an SRC, an entity must be an issuer, as defined by the SEC, and have public float of less than $250 million, or public float of less than $700 million and annual revenues of less than $100 million. As of June 30, 2019, our public float was $466 million and annual revenues for 2018 were $130 million. As a result, we are not an SRC and, therefore, we were required to adopt the ASU 2016-13 effective January 1, 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), a stimulus package designed in response to the COVID-19 economic disruption, was signed into law.  The CARES Act includes provisions that temporarily delay the required implementation date of ASU 2016-13 and suspend the requirements related to accounting for a troubled debt restructuring (“TDR”) for certain entities. The suspension of these standards represents extraordinary direct involvement of the U.S. government in accounting standards setting, which responsibility is generally held by the FASB as overseen by the SEC.

Section 4014 of the CARES Act stipulates that no insured depository institution, bank holding company, or affiliate will be required to comply with ASU 2016-13, beginning on the date of the enactment (March 27, 2020), until the earlier of the following dates, the date on which the national emergency related to the COVID-19 outbreak is terminated or December 31, 2020.  The scope of Section 4014 is narrow and applies to entities that are “insured depository institutions,” as defined in the CARES Act. Entities that do not meet this definition are required to apply ASU 2016-13 based on the applicable effective dates.

Section 4013 of the CARES Act stipulates that a financial institution may elect to not apply GAAP requirements to loan modifications related to the COVID-19 pandemic that would otherwise be categorized as a TDR, and suspends the determination of loan modifications related to the COVID-19 pandemic from being treated as TDRs.  Modifications in the scope of the suspension include forbearance agreements, interest-rate modifications, repayment plans, or any other similar arrangements that defer or delay payments of principal or interest.  The relief from TDR guidance applies to modifications of loans that were not more than 30 days past due as of December 31, 2019, and that occur beginning on March 1, 2020, until the earlier of sixty days after the date on which the national emergency related to the COVID-19 outbreak is terminated or December 31, 2020.  The suspension of TDR accounting and reporting guidance may not be applied to any adverse impact on the credit of a borrower that isn’t related to the COVID-19 pandemic.

On March 27, 2020, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation (collectively, the agencies) issued an interim final rule that delays the estimated impact on regulatory capital stemming from the implementation of ASU 2016-13 for a transition period of up to five years.  Banks that elect to use the optional, temporary statutory relief may delay compliance with CECL until the statutory relief period expires and then elect the remaining period of regulatory capital relief provided under the CECL interim final rule.  Alternately, banking organizations may continue adopting CECL in 2020 and use the regulatory capital relief provided under the CECL interim final rule starting at the time of adoption.

On April 3, 2020, the Office of the Chief Accountant issued a public statement communicating that for eligible entities that elect to apply either Sections 4013 or 4014 of the CARES Act, the SEC staff would not object to the conclusion that this is in accordance with GAAP for the periods for which such elections are available.

The CECL interim final rule does not replace the current three-year transition option in the 2019 final rule announced in October 2019, “Implementation of the Current Expected Credit Losses Standard: Final Rule.” The option remains available to any banking organization at the time that it adopts CECL. Banking organizations that have already adopted CECL have the option to elect the three-year transition option contained in the 2019 CECL rule or the five-year transition contained in the CECL interim final rule.

The Company has elected to adopt ASU 2016-13 despite the ability to defer adoption as allowed under the CARES Act.  The Company has elected to adopt guidance regarding TDRs for modifications made to borrowers impacted by COVID-19.  Lastly, the Company has elected not to adopt either the 2019 CECL three-year transition rule or the five-year transition rule in the CARES Act related to deferring the impact of CECL to regulatory capital ratios but rather has taken the full impact of CECL to its capital ratio at March 31, 2020.

The Company used the weighted average remaining maturity (or “WARM”) approach, adjusted for prepayments, to calculate CECL at March 31, 2020. As described in the FASB Staff Question and Answers, the Company uses a qualitative approach to adjust historical loss information for current conditions and for reasonable and supportable forecasts. As noted in section ASU 320-20-30-9, “An entity shall not rely solely on past events to estimate expected credit losses. When an entity uses historical loss information, it shall consider the need to adjust historical information to reflect the extent to which management expects current conditions and reasonable and supportable forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The adjustments to historical loss information may be qualitative in nature and should reflect changes related to relevant data (such as changes in unemployment rates, property values, commodity values, delinquency, or other factors that are associated with credit losses on the financial asset or in the group of financial assets).”

On January 1, 2020, the Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures.  Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP.  The Company adopted ASC 326 using the prospective transition approach for financial assets purchased through an acquisition or business combination.  Loans that were previously classified as PCI and accounted for under ASC 310-30 were reclassified as PCD loans.  In accordance with the new standard, management did not reassess whether PCI loans met the criteria of PCD loan as of the date of adoption.  On January 1, 2020, the amortized cost basis for PCD loans was increased by $1.5 million to reflect the addition of ACL.  The remaining noncredit discount will continue to be accreted into interest income over the remaining life of the portfolio.  For Non-PCD loans, the Company increased ACL by $2.6 million using the same methodology used for Loans held for investment with an offset to shareholders equity net of taxes.  The remaining credit and noncredit discount for non PCD loans will continue to be accreted into interest income over the remaining life of the portfolio.  The Company increased ACL by $5.4 million, or 17%, to reflect the change in accounting methodology for CECL.  The cumulative, tax-effected impact to total shareholders’ equity was $6.7 million, or 2.0%.

Regulatory capital amounts and ratios were negatively impacted as the Company elected to include the full impact of adopting CECL in its regulatory capital ratios. An increase in ACL resulted in a decrease in regulatory capital amounts and ratios.

The Company expects to see greater volatility in its earnings going forward and those of other banks due to the nature and time horizon used to calculate CECL. In addition, the Company expects an ongoing negative impact to credit availability and reduced loan terms to borrowers as banks adopt this ASU. Lastly, the Company expects a lack of comparability with financial performance to many of its peers now that it has adopted this ASU, due to delayed adoption for public and private companies with total assets similar in size to us.

The allowance for credit losses increased $15.3 million, or 59.14%, to $41.3 million at March 31, 2020 compared with $25.9 million the same period a year ago.  The allowance for credit losses to loans held for investment was 2.51% at March 31, 2020 compared with 1.55% at March 31, 2019.

Loans held for investment decreased to $1.64 billion at March 31, 2020 compared with $1.68 billion at March 31, 2019.  Quarter-to-date average loans increased $3.8 million, or 0.23%, to $1.68 billion for the three months ended March 31, 2020 compared with $1.67 billion for the three months ended March 31, 2019.

Non-performing loans decreased to $6.6 million at March 31, 2020 compared with $8.8 million at December 31, 2019.  Non-performing loans to total loans were 0.41% at March 31, 2020 compared with 0.53% at December 31, 2019.  Non-performing assets decreased to $6.6 million at March 31, 2020 compared with $8.8 million at December 31, 2019.  Non-performing assets to total assets were 0.27% at March 31, 2020 compared with 0.37% at December 31, 2019.

Deposits and Liabilities

Total deposits increased $171 million, or 8.75%, to $2.12 billion at March 31, 2020 compared with $1.95 billion at March 31, 2019.  Non-interest bearing deposits increased, $81.1 million, or 12.37%, to $737 million at March 31, 2020 compared with the same period a year earlier, and interest bearing deposits increased, $89.6 million, or 6.91% to $1.39 billion at March 31, 2020 compared with the same period a year ago.  Non-interest-bearing deposits to total deposits was 34.73% as of March 31, 2020 compared with 33.61% as of March 31, 2019.

Shareholders’ Equity

Shareholders’ equity increased by $38.8 million, or 12.88% to $340 million at March 31, 2020 compared with $301 million at March 31, 2019. The increase resulted primarily from net income earned during the intervening periods; change in accumulated other comprehensive income resulting from changes in the fair market value of investment securities available for sale, due to a decline in overall interest rates; and cash dividends paid to shareholders.

Leverage capital ratio was 12.74% at March 31, 2020 compared with 12.70% at March 31, 2019.  Total risk-based capital ratio was 18.62% at March 31, 2020 compared with 16.86% at March 31, 2019.  The Company’s regulatory capital ratios were negatively impacted by the adoption of CECL and the Company electing to take the full impact of such adoption against its regulatory capital ratios at March 31, 2020.

Net Interest Income and Margin

For the three months ended March 31, 2020, net interest income increased $0.3 million, or 1.17%, to $27.2 million compared with $26.9 million for the same period a year earlier.  The increase is primarily the result of average interest earning assets increasing $223 million, or 10.83%, to $2.3 billion for the same comparable periods offset by net interest margins narrowing 50 basis points to 4.79% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $122 million, or 9.95%, for the same respective periods.  The percentage of average loans to total average interest earning assets decreased to 73.41% for the three months ended March 31, 2020 compared with 81.18% for the same period a year earlier.

Yields on interest earning assets declined 56 basis points to 5.17% for the three months ended March 31, 2020 compared with 5.73% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $220 million, or 57.09%, to $605 million for the same comparable periods with the yield on cash and securities increasing 4 basis points to 2.25% for the same comparable periods.  In addition, the yield on loans declined 32 basis points for the same comparable periods and average loans outstanding increased $3.8 million, or 0.23%, to $1.68 billion for the same comparable periods.

For the three months ended March 31, 2020, total cost of interest bearing liabilities decreased 9 basis points to 0.64% compared with 0.73% for the same period a year earlier, and is the result of the cost of interest bearing deposits decreasing 8 basis points to 0.64% compared with 0.72% for the same period a year ago.  For the three months ended March 31, 2020, the total cost of funds decreased 7 basis points to 0.42% compared with 0.49% for the same period a year ago.

For the three months ended March 31, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 16 basis points to net interest margin.

The Company expects its net interest income and net interest margins to be adversely impacted in future periods as a result of the Federal Reserve lowering benchmark rates to near zero.  The amount of the impact is dependent upon the length in time that the Federal Reserve holds benchmark rates to near zero.

Provision for Loan Losses

For the three months ended March 31, 2020, provision for loan losses was $0.7 million compared with $1.6 million for the same period a year earlier.  For the three months ended March 31, 2020, the Company incurred net charge-offs of $0.3 million compared with net charge-offs of $0.9 million for the same period a year ago.  The decrease in provision for loan losses in the three months ended March 31, 2020 is due primarily to a decrease in charge-offs and no loan growth quarter-over-quarter.

Noninterest Income

For the three months ended March 31, 2020, noninterest income was $3.7 million compared with $3.3 million the same period a year ago.  The increase was primarily due to a $0.3 million increase in mortgage banking income resulting from higher loan volume of refinanced mortgages, which is primarily from a lower interest rate environment for the same comparable periods.

Noninterest Expense

For the three months ended March 31, 2020, noninterest expense was $16.2 million compared with $14.9 million for the same period a year earlier.  For the three months ended March 31, 2020, the Company’s efficiency ratio was 52.20% compared with 49.32% for the same period a year ago.

The increase in noninterest expense for the three months ended March 31, 2020 was primarily the result of higher salaries and employee benefits resulting from higher incentive payments, and higher marketing and advertising costs associated with the rollout of the Company’s new brand.  These higher amounts were partially offset by lower FDIC premiums due to the application of small bank assessment credits.

Income Tax Provision

For the three months ended March 31, 2020, income tax expense was $3.4 million compared with $3.3 million for the same period a year earlier.  For the three months ended March 31, 2020, the effective tax rate was 23.87% compared with 23.76% for the same period a year ago.

Conference Call and Webcast

Management will host a conference call on Thursday, April 23, 2020 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss its financial performance.  Interested investors may listen to the call live at www.peoplesutah.com.  Investment professionals are invited to dial 888-317-6003 (international calls 412-317-6061) and the participant entry number is 7989407. Please dial in 10-15 minutes early so the name and company information may be collected prior to the start of the conference.

If you are unable to participate during the live webcast, the call will be archived on our website www.peoplesutah.com or at the same URL for one month after the call. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About People’s Utah Bancorp

People’s Utah Bancorp is a $2.5 billion bank holding company for AltabankTM.  AltabankTM is the largest community bank in Utah.  AltabankTM, a full-service bank, provides loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. Our clients have direct access to bankers and decision-makers who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years. More information about AltabankTM is available at www.altabank.com.  More information about People’s Utah Bancorp is available at www.peoplesutah.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

People’s Utah Bancorp

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands, except share	March 31,	December 31,	March 31,
and per share amounts)	2020	2019	2019
Interest income
Interest and fees on loans	$25,925	$26,378	$26,980
Interest and dividends on investments	3,459	2,988	2,172
Total interest income	29,384	29,366	29,152
Interest expense	2,163	2,266	2,245
Net interest income	27,221	27,100	26,907
Provision for credit losses	650	1,200	1,550
Net interest income after provision for loan losses	26,571	25,900	25,357
Non-interest income
Mortgage banking	1,710	1,631	1,417
Card processing	707	837	615
Service charges on deposit accounts	780	701	657
Net loss on sale of investment securities	-	(4)	-
Other	543	614	648
Total non-interest income	3,740	3,779	3,337
Non-interest expense
Salaries and employee benefits	10,844	8,680	9,886
Occupancy, equipment and depreciation	1,539	1,581	1,456
Data processing	1,136	1,213	1,045
Marketing and advertising	432	681	116
FDIC premiums	-	5	90
Other	2,210	2,429	2,323
Total non-interest expense	16,161	14,589	14,916
Income before income tax expense	14,150	15,090	13,778
Income tax expense	3,377	3,395	3,273
Net income	$10,773	$11,695	$10,505

Earnings per common share:
Basic	$0.57	$0.62	$0.56
Diluted	$0.57	$0.61	$0.55

Weighted average common shares outstanding:
Basic	18,884,857	18,859,994	18,781,210
Diluted	19,038,127	19,041,273	18,989,565

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	September 30,	March 31,
(Dollars in thousands, except share amounts)	2020	2019	2019	2019
ASSETS
Cash and due from banks	$36,203	$38,987	$45,196	$36,659
Interest-bearing deposits	120,176	171,955	195,082	106,467
Federal funds sold	1,248	1,039	100,118	896
Total cash and cash equivalents	157,627	211,981	340,396	144,022
Investment securities:
Available for sale, at fair value	577,000	405,995	319,857	347,123
Non-marketable equity securities	2,890	2,623	2,623	2,623
Loans held for sale	21,572	18,669	19,554	7,184
Loans:
Loans held for investment	1,642,516	1,680,918	1,675,147	1,676,889
Allowance for credit losses	(41,253)	(31,426)	(30,471)	(25,923)
Total loans held for investment, net	1,601,263	1,649,492	1,644,676	1,650,966
Premises and equipment, net	39,492	39,474	37,958	37,836
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	27,184	27,037	26,885	26,581
Deferred income tax assets	8,003	9,716	9,169	10,354
Accrued interest receivable	8,464	7,904	8,850	8,593
Other intangibles	2,859	2,970	3,080	3,301
Other real estate owned	-	-	-	-
Other assets	4,985	4,800	5,742	6,551
Total assets	$2,477,012	$2,406,334	$2,444,463	$2,270,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$737,001	$719,410	$777,041	$655,866
Interest-bearing deposits	1,385,017	1,336,957	1,324,671	1,295,459
Total deposits	2,122,018	2,056,367	2,101,712	1,951,325
Short-term borrowings	-	-	-	-
Accrued interest payable	503	546	571	521
Other liabilities	14,354	17,059	19,461	17,634
Total liabilities	2,136,875	2,073,972	2,121,744	1,969,480

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	188	189	189	188
Additional paid-in capital	86,318	87,913	87,704	86,892
Retained earnings	244,325	242,878	233,634	216,216
Accumulated other comprehensive income/(loss)	9,306	1,382	1,192	(1,969)
Total shareholders’ equity	340,137	332,362	322,719	301,327
Total liabilities and shareholders’ equity	$2,477,012	$2,406,334	$2,444,463	$2,270,807

Common shares outstanding	18,787,810	18,870,498	18,855,710	18,797,280

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	March 31,
(Dollars in thousands, except share amounts)	2020	2019	2019	2019
Selected Balance Sheet Information:
Book value per share	$18.10	$17.61	$17.12	$16.03
Tangible book value per share	$16.59	$16.09	$15.59	$14.49
Non-performing loans to total loans	0.41%	0.53%	0.26%	0.28%
Non-performing assets to total assets	0.27%	0.37%	0.17%	0.21%
Allowance for credit losses to loans held for investment	2.51%	1.87%	1.82%	1.55%
Loans to deposits	76.48%	81.12%	79.18%	84.98%

Asset Quality Data:
Non-performing loans	$6,590	$8,814	$4,255	$4,706
Non-performing assets	$6,590	$8,814	$4,255	$4,706

Capital Ratios:
Tier 1 leverage capital (1)	12.74%	12.67%	12.64%	12.70%
Total risk-based capital (1)	18.62%	18.43%	17.88%	16.86%
Average equity to average assets	13.82%	13.63%	13.66%	13.55%
Tangible common equity to tangible assets (2)	12.73%	12.77%	12.17%	12.15%

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Selected Financial Information:
Basic earnings per share	$0.57	$0.62	$0.56
Diluted earnings per share	$0.57	$0.61	$0.55
Net interest margin (3)	4.79%	4.69%	5.29%
Efficiency ratio	52.20%	47.25%	49.32%
Non-interest income to average assets	0.63%	0.62%	0.62%
Non-interest expense to average assets	2.71%	2.40%	2.77%
Annualized return on average assets	1.80%	1.92%	1.95%
Annualized return on average equity	13.05%	14.10%	14.38%
Net charge-offs	$289	$245	$872
Annualized net charge-offs to average loans	0.07%	0.06%	0.21%

________________________________

(1)	Tier 1 leverage capital and Total risk-based capital as of March 31, 2020 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $28.5 million, $28.6 million, $28.8 million, and $29.0 million at March 31, 2020, December 31, 2019, September 30, 2019, and March 31, 2019, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2020			March 31, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$105,623	$316	1.20%	$38,921	$219	2.28%
Securities: (1)
Taxable securities	449,195	2,868	2.57%	276,903	1,604	2.35%
Non-taxable securities (2)	50,516	253	2.01%	69,522	322	1.88%
Total securities	499,711	3,121	2.51%	346,425	1,926	2.26%
Loans (3)
Real estate term	935,753	13,658	5.87%	889,114	13,053	5.95%
Construction and land development	277,720	5,024	7.28%	315,810	6,231	8.00%
Commercial and industrial	279,280	4,715	6.79%	296,854	5,122	7.00%
Residential and home equity	170,767	2,286	5.38%	156,298	2,316	6.01%
Consumer and other	15,108	242	6.44%	16,781	258	6.24%
Total loans	1,678,628	25,925	6.21%	1,674,857	26,980	6.53%

Non-marketable equity securities	2,638	22	3.33%	2,947	27	3.74%
Total interest-earning assets	2,286,600	29,384	5.17%	2,063,150	29,152	5.73%
Allowance for credit losses	(42,136)			(25,806)
Non-interest earning assets	157,054			149,701
Total average assets	$2,401,518			$2,187,045
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$832,083	779	0.38%	$799,641	994	0.50%
Money market accounts	351,828	811	0.93%	249,535	604	0.98%
Certificates of deposit	169,668	573	1.36%	181,945	583	1.30%
Total interest-bearing deposits	1,353,579	2,163	0.64%	1,231,121	2,181	0.72%
Short-term borrowings	-	-	0.00%	9,813	64	2.63%
Total interest-bearing liabilities	1,353,579	2,163	0.64%	1,240,934	2,245	0.73%
Non-interest bearing deposits	700,072			635,031
Total funding	2,053,651	2,163	0.42%	1,875,965	2,245	0.49%
Other non-interest bearing liabilities	15,878			14,719
Shareholders’ equity	331,989			296,361
Total average liabilities and shareholders’ equity	$2,401,518			$2,187,045
Net interest income		$27,221			$26,907
Interest rate spread			4.53%			5.00%
Net interest margin			4.79%			5.29%

________________________________

(1)	Excludes average unrealized gains (losses) of $3.1 million and ($5.1) million for the three months ended March 31, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $84,000 and $107,000 for the three months ended March 31, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $1.5 million and $1.4 million for the three months ended March 31, 2020 and 2019, respectively.